Exhibit 77Q1(7C)

Exhibit 7C

Addendum to Question 7.c on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds

Is this the
Series last
filing for
Series		this series?
Number	Series Name	(Y/N)
100	JPMORGAN UNCONSTRAINED DEBT FUND	N
109	JPMORGAN TAX AWARE INCOME OPPORTUNITIES FUND	N
123	JPMORGAN SMARTALLOCATION INCOME FUND	N
138	JPMORGAN CORPORATE BOND FUND	N
139	JPMORGAN SHORT DURATION CORE PLUS FUND	N
140	JPMORGAN INCOME FUND	N